EXHIBIT 10.20.2

[LETTERHEAD OF SMTC CORPORATION]

January 30, 2004

Philip Woodard

912 Wildrush Place

Newmarket, Ontario L3X 1L7

Dear Mr. Woodard:

RE: Amendment to Employment Agreement

Further to our discussions regarding the continuation of your employment with Surface Mount Technology Centre Manufacturing Corporation of Canada (“SMTC”), and pursuant to paragraph 12 of your employment agreement dated July 30, 1999 (the “Agreement”) which provides that the parties may amend the Agreement, this letter sets forth an amendment to the Agreement. Except as expressly modified herein, all of the terms of the Agreement shall remain the same as set out in the Agreement. The amendments are as follows:

1.	Re: Salary and Benefits Pursuant to Paragraphs 2 and 3 of the Agreement

You will no longer be provided with any salary and benefits pursuant to paragraphs 2 and 3 of the Agreement. Instead, your services will be provided through your consulting firm The Woodbro Group Ltd (“Woodbro”) for a monthly payment of $28,000.00 that is inclusive of previous salary, benefits, RRSP contributions, vacation pay and car allowance.

2.	Re: Non-renewal and Salary Continuation in the Event of a Termination without Cause Pursuant to Paragraphs 1 and 4 of the Agreement during the period January 1, 2004 and December 31, 2004.

The Non-Renewal provisions contained in paragraph 1 of the Agreement and the Termination and Severance Provisions contained in paragraph 4 of the Agreement will not apply during the period of January 1, 2004 through to December 31, 2004 (the “Refinancing Period”).

During the Refinancing Period you will be required to provide at least thirty (30) days written notice of resignation and SMTC may terminate your employment at any time, with thirty (30) days notice after which no provision of any further payment to you whatsoever for 2004, save and except any payments that may be owed to you, pursuant to paragraph 4 and 5 below, which you agree are in full satisfaction of all termination and severance pay owed to you under the Employment Standards Act, 2000, and pay in lieu of reasonable notice under the common law.

In the event that, during the Refinancing Period, SMTC terminates your employment without cause, or you resign your employment, and provided that SMTC continues to provide any payments that are required to be paid pursuant to paragraphs 4 and 5 below, you shall continue to abide by the non-competition provisions as set out in paragraph 6 of the Agreement for a period of six (6) months from the effective date of your resignation or termination of your employment with SMTC, and, you shall continue to abide by the non-solicitation provisions as set out in paragraph 6 of the Agreement for a period of one (1) years from the effective date of your resignation or termination of your employment with SMTC. For greater certainty, in the event your employment is terminated without cause during the Refinancing Period you will not be entitled to any further payments of your base salary pursuant to paragraph 4 of the Agreement, nor any monthly payments as set out in paragraph 1 above.

3.	RE: Bonus Payment for the Fiscal Year Ending on December 31, 2003 Pursuant to Paragraph 2 of the Agreement

You acknowledge and agree that due to the financial performance of SMTC no bonus is payable for the fiscal year ending on December 31, 2003. For greater certainty, you hereby waive and forgo any entitlement to any annual bonus payment for the fiscal year ending December 31, 2003.

4.	Re: Bonus Payment for the Fiscal Year Ending on December 31, 2004 Pursuant to Paragraph 2 of the Agreement

A proposal to establish a 2004 annual bonus payment plan for key executives (including the Chief Operating Officer) is to be presented to the Compensation Committee of the Board of Directors. Such proposal will recommend incentives for key executives based upon achievement of financial performance targets for the 2004 fiscal year and individual performance. You will be entitled to participate in the plan. In the event of your resignation, or termination of your employment by SMTC other than for cause, SMTC will provide you with a pro-rata payment based upon your individual performance and the year to date performance of SMTC versus the targets set for the annual bonus payments. If your employment is terminated for cause, you will not be entitled to receive any such bonus payment.

5.	Re: Incentive and Retention Arrangements

As part of SMTC’s efforts to retain certain senior management services throughout the ongoing sale/restructuring process and beyond, SMTC will provide you with retention and success payments on the following terms and conditions.

(i)	First Retention Payment

SMTC will provide you with a first retention payment of US $150,000.00, provided that you continue to be employed by SMTC up to and including January 29, 2004. This payment is payable by February 2, 2004. In the event of your resignation or termination of your employment with cause on or before January 29, 2004, you will not be entitled to receive this or any further retention payments.

(ii)	Success Payment

SMTC will provide Woodbro with a success payment of US $100,000.00, provided that there is a successful closing of a sale, merger, or substantial bank refinancing or restructuring transaction (“Transaction”) by June 30, 2004, and provided also that you continue to provide your service to SMTC up to and including March 31, 2004.

In the event you resign or your employment is terminated with cause, prior to March 31, 2004, you will not be entitled to receive this retention payment. In the event your employment is terminated without cause at any time during the Refinancing Period, and there is a successful closing of the Transaction, you will be entitled to receive this success payment, which will be payable to you on the later of five (5) days after the closing of the Transaction, or March 31, 2004.

(iii)	Second Retention Payment

Provided that you continue to provide services to SMTC until at least June 25, 2004, but no longer than December 31, 2004, and provided your employment is not terminated with cause at any time, Woodbro will be entitled to a second retention payment of US $100,000.00 which is payable within 30 days of your resignation or termination without cause. If you continue to be employed with SMTC after December 31, 2004, you will no longer be entitled to receive this retention payment, although all of the provisions contained in the Agreement will apply again, including paragraphs 1 and 4 of the Agreement which provide certain payments in the event of a termination or resignation of your employment.

For greater certainty, if you resign prior to June 25, 2004, or your employment is terminated with cause at any time, you will not be entitled to receive this payment. If you resign, or your employment is terminated without cause, effective on or after June 25, 2004, but prior to December 31, 2004, you will be entitled to receive this retention payment which will be payable within 30 days of your resignation or termination without cause.

You acknowledge that the above noted first and second retention payments (in paragraphs 5(i) and 5(iii)) are inclusive of any termination and severance pay under the Ontario Employment Standards Act, 2000 and pay in lieu of reasonable notice under the common law, that you may be entitled to receive.

* * *

You acknowledge that you have had an opportunity to review the terms of these amendments with legal counsel and that you understand all of the terms contained herein.

Please execute the extra copy of this letter in the space below and return it to the undersigned, to confirm your understanding and acceptance of the terms contained herein.

Yours truly,

The Surface Mount Technology Centre Inc.

By:	Accepted and Agreed to:

/s/ John Caldwell	/s/ Phil Woodard
John Caldwell	Phil Woodard